Exhibit 99.1

HyreCar Announces Record First Quarter Results

Revenues Increase 105% to $3.5 Million; Gross Profit Increases 360% to $2.0 Million

LOS ANGELES, May 9, 2019 – HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing, today reported financial results and provided a corporate update for the first quarter ended March 31, 2019.

Financial Summary:

	Three Months Ended March 31,		Year-over-Year
	2019	2018	% Change
Net Revenues	$3.5 million	$1.7 million	+105%
Gross Profit	$2.0 million	$0.4 million	+360%
Gross Profit Margin	55.6%	24.7%	+125%
Net Loss	$(1.7) million	$(1.8) million	+4%
Earnings per Share	$(0.14)	$(0.34)	+59%

Management Commentary

“Our momentum has continued unabated, as evidenced by our record revenues in the first quarter totaling $3.5 million, driven by our continued increase in rental days on our platform,” said Joe Furnari, Chief Executive Officer of HyreCar. “This incredible uptake of our proprietary ridesharing solution has brought us to the cusp of net profitability. Operationally, we are lowering costs and automating processes throughout the company, which has led to an increasingly lean and efficient organization.”

“These results are driven by an increasingly rapid uptake of our unique Mobility-as-a-Service (MaaS) offering from institutional vehicle suppliers, as evidenced by the now 114 dealers listing more than 1,700 cars on our platform as of April 2019. HyreCar’s technology-driven platform has been widely accepted by ride-share drivers and car owners of all types, which greatly alleviates the supply gridlock that the ride-sharing industry faces today, while at the same time, addressing the issue of idle inventory for automotive dealers.”

“As we look towards the remainder of 2019, we firmly believe the stage is set for continued growth—driven by a tenured team we’ve put in place, an infrastructure that is built to support continued growth and a market that is striving for solutions that HyreCar provides. We stand at a monumental inflection point in our history and look forward to driving long-term value creation for our shareholders,” concluded Furnari.

First Quarter 2019 Financial Results

Total revenue in the first quarter of 2019 increased 105% to a record $3.5 million, compared to $1.7 million in the first quarter of 2018. Sequentially, this represents an increase of 13% when compared to revenue of $3.1 million in the fourth quarter of 2018. The revenue increase was driven primarily by higher rental days, which grew to more than 138,000 during the first quarter and are now at an annualized run rate of over 550,000 rental days.

Gross profit in the first quarter of 2019 increased to a record $2.0 million, or 55.6% of revenues, compared to $0.4 million, or 24.7% of revenues, in the first quarter of 2018. Margin expansion was driven by operating efficiencies from leveraging insurance economies of scale.

Total operating expenses, consisting of research and development, sales and marketing and general and administrative expenses, were $3.7 million in the first quarter of 2019, compared to $2.0 million in the same year-ago quarter. The increase in operating expenses was primarily due to increased staffing expenses to support higher revenue and includes $0.3 million in non-cash stock-based compensation costs.

Net loss in the first quarter of 2019 totaled $1.7 million, or $(0.14) per share, compared to a net loss of $1.8 million, or $(0.34) per share, in the prior year’s quarter. Sequentially, the net loss decreased by $1.0 million when compared to the fourth quarter of 2018.

Cash totaled $6.3 million at March 31, 2019, compared to $6.8 million at December 31, 2018 and $0.8 million at March 31, 2018. The Company feels it has sufficient cash resources to continue operations indefinitely.

Conference Call

Management will host an investor conference call at 2:00 p.m. PDT (5:00 p.m. EDT) on Thursday, May 9, 2019 to discuss HyreCar’s first quarter 2019 financial results, provide a corporate update, and conclude with Q&A from participants. To participate, please use the following information:

First Quarter 2019 Conference Call and Webcast

Date: Thursday, May 9, 2019
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
U.S. Dial-in: 1-866-548-4713
International Dial-in: 1-323-794-2093
Conference ID: 4687416
Webcast:  http://public.viavid.com/index.php?id=134357

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through May 16, 2019. To listen to the replay, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 4687416.

A webcast will also be available for 90 days on the IR section of the HyreCar website or by clicking here.

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a nationwide leader operating a carsharing marketplace for ridesharing in all 50 States and Washington D.C. via its proprietary technology platform. The Company has established a leading presence in Mobility as a Service (MaaS) through individual vehicle owners, dealers and OEM’s, who have been disrupted by automotive asset sharing. By providing a unique opportunity through our safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from Mobility as a Service. For more information please visit hyrecar.com.

Forward-Looking Statements

Statements in this release concerning HyreCar Inc.’s (“HyreCar” or the “Company”) future expectations and plans, including, without limitation, HyreCar’s future earnings, partnerships and technology solutions, its ability to add and maintain additional car listings on its platform from car dealers, and consumer demand for cars to be used for ridesharing, may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. HyreCar may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in HyreCar’s most recent Annual Report on Form 10-K and HyreCar’s other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as HyreCar’s current plans, estimates, and beliefs. Investors should not place undue reliance on forward-looking statements. HyreCar cannot guarantee future results, events, levels of activity, performance or achievements. HyreCar does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Media Relations:

Ronjini Joshua

The Silver Telegram

HyreCar@thesilvertelegram.com

Investor Contact:

Ted Haberfield

President, MZ Group – MZ North America

HYRE@mzgroup.us

www.mzgroup.us

HYRECAR INC.

BALANCE SHEETS

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalent	$6,338,871	$6,764,870
Accounts receivable	152,027	161,177
Deferred offering costs	-	-
Deferred expenses	18,286	20,927
Other current assets	162,955	128,337
Total current assets	6,672,139	7,075,311

Property and equipment, net	12,244	10,613
Intangible assets, net	209,311	221,623
Other assets	95,000	90,000
Total assets	$6,988,694	$7,397,547

Liabilities and Stockholders’ Deficit Current liabilities:
Accounts payable	$1,037,288	$856,925
Accrued liabilities	637,025	775,857
Insurance reserve	370,461	348,442
Deferred revenue	71,875	53,764
Related party advances	9,629	9,629
Total current liabilities	2,126,278	2,044,617

Total liabilities	2,126,278	2,044,617

Commitments and contingencies (Note 3)	-	-

Stockholders’ equity:
Preferred stock, 15,000,000 shares authorized, par value $0.00001, 0 and 2,429,638 issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	-	-
Common stock, 50,000,000 shares authorized, par value $0.00001, 12,153,021 and 11,708,041 issued and outstanding as ofMarch 31, 2019 and December 31, 2018, respectively	120	117
Additional paid-in capital	23,064,098	21,857,017
Subscription receivable - related party	(7,447)	(7,447)
Accumulated deficit	(18,194,355)	(16,496,757)
Total stockholders’ equity	4,862,416	5,352,930
Total liabilities and stockholders’ equity	$6,988,694	$7,397,547

HYRECAR INC.

STATEMENTS OF OPERATIONS

	Three Months ended March 31, 2019	Three Months ended March 31, 2018

Revenues	$3,510,725	$1,714,183

Cost of revenues	1,559,275	1,290,872

Gross profit	1,951,450	423,311

Operating Expenses:
General and administrative	2,035,552	889,254
Sales and marketing	1,164,791	883,027
Research and development	479,996	225,087
Total operating expenses	3,680,339	1,997,368

Operating loss	(1,728,889)	(1,574,057)

Other (income) expense :
Interest expense	810	161,773
Other (income) expense	(32,101)	31,201
Total other (income) expense	(31,291)	192,974

Loss before provision for income taxes	(1,697,598)	(1,767,031)

Provision for income taxes		-

Net loss	$(1,697,598)	$(1,767,031)

Weighted average shares outstanding - basic and diluted	11,770,125	5,252,953
Weighted average net loss per share - basic and diluted	$(0.14)	$(0.34)